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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                              CONTACT:

Titanium Metals Corporation                        Joseph S. Compofelice
1999 Broadway, Suite 4300                          (713) 423-3303
Denver, Colorado   80202


                      TIMET TO ACQUIRE AXEL JOHNSON METALS


         DENVER, COLORADO . . . . September 4, 1996 . . . . Titanium Metals
Corporation (TIMET) (NASDAQ:TIMT) has reached an agreement in principle with Axel Johnson Inc. (AJI), headquartered in Stamford, Connecticut, to purchase substantially all of the assets of AJI's subsidiary, Axel Johnson Metals, Inc. The assets of Axel Johnson Metals include its 50% partnership interest in Titanium Hearth Technologies (THT). TIMET currently owns the other 50% interest. THT is the world leader in electron beam cold hearth melting technology, with facilities in Pennsylvania and Nevada.

         In addition to its 50% interest in THT, Axel Johnson Metals serves the titanium and specialty metals markets through its titanium scrap processing facility in Pennsylvania, electron beam and vacuum induction melting (VIM) furnaces in California, and a second electron beam cold hearth melting furnace in Pennsylvania, which is also currently utilized by THT. For the six months ended June 30, 1996, Axel Johnson Metals had unaudited revenues of $46.5 million.

         TIMET Chairman and CEO, J. Landis Martin, stated: "Axel Johnson Metals and THT are the pioneers in electron beam cold hearth melting. Hearth melting is receiving increased recognition as the preferred method for producing critical rotating titanium aerospace parts and a wide variety of structural aerospace and industrial products. In addition, hearth melting is an efficient, low cost method for converting titanium scrap for many applications. This acquisition brings to TIMET important capabilities in serving titanium customers worldwide. We also believe that TIMET's ownership of Axel Johnson Metals will assist TIMET in accomplishing its objective of expanding opportunities to lower costs and provide more efficient opportunities to expand the worldwide market for titanium metal products." Martin also said: "Our plan is to continue to operate THT as it has been in the past, serving the entire titanium industry."

         The completion of the transaction is subject to a number of conditions, including appropriate regulatory approval and the execution of definitive agreements. TIMET expects to complete the transaction in October. TIMET said it would use borrowed funds and cash on hand to fund the acquisition. The purchase price is $90 million in cash subject to possible adjustment.

         TIMET is the world leader in the production of titanium metal products.

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